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                                                                    EXHIBIT 99.1

                     [LETTERHEAD OF JAVELIN SYSTEMS, INC.]


NEWS RELEASE


FOR RELEASE IMMEDIATELY
-----------------------
Contact:     Marty Tullio
             IRO
             Javelin Systems, Inc.
             714/223-5130


           JAVELIN SIGNS LETTERS OF INTENT WITH CCI GROUP, INC., AND
                            POSNET COMPUTERS, INC.


IRVINE, CA (November 25, 1997) ..... Javelin Systems, Inc. (Nasdaq:JVLN) today announced that it has signed a letter of intent to acquire St. Louis, MO-based CCI Group Incorporated. The Company also announced that it has signed a second letter of intent to acquire Huntington Beach, CA-based Posnet Computers, Inc. The consummation of the acquisitions are subject to a number of conditions, including among others, the satisfactory completion of due diligence and the negotiation and execution of definitive agreements, both of which are expected to be completed within the next 60 days. Further terms were not disclosed.

     CCI Group, the parent of Custom Configurations, Inc., CCI Technology Service Co., Inc., SourceLink, Inc., and CCI Payment Systems, provides consulting services and a full complement of after-installation support for point of sale solutions within the foodservice industry and bill payment markets. Posnet Computers is a privately held company providing pre-installation support and field service for point of sale computers within various segments of the foodservice industry.

     Javelin President and CEO Richard P. Stack commented, "The acquisition of CCI and Posnet would provide us the ability to offer third-party maintenance services to


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JAVELIN SIGNS LETTER OF INTENT
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support our 250 system integrators located throughout the U.S. and target large multi-national foodservice companies with a turnkey hardware and maintenance solution."

     Javelin Systems, Inc. designs, develops, markets and sells open system, network-ready touchscreen computers primarily to the foodservice, retail and industrial markets. The Company's computers integrate substantially all of the functionality of a standard desktop PC into a small footprint, network-ready package and run on industry standard operating systems, such as Microsoft's DOS, Windows, Windows 95 and Windows NT. The Company's touchscreen computers are distributed domestically and internationally through a network of system integrators and Original Equipment Manufacturers (OEMs).


The statements in this press release that relate to future plans, including the consummation of the above mentioned transactions, or events are forward-looking statements that involve risks and uncertainties, including among others, the failure to consummate the transactions in a timely manner, if at all. Actual events may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.